Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statements on Form S-8 (File No. 333-117538) and Form S-3D (File No. 333-134000) of UMH Properties, Inc. and subsidiaries of our report dated March 10, 2008, with respect to the consolidated balance sheet of UMH Properties, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2008 annual report on Form 10-K of UMH Properties, Inc.

/s/ Reznick Group, P.C.

Baltimore, Maryland

March 9, 2009